EXHIBIT 99.1

QCR Holdings, Inc. Announces Earnings for 2008

MOLINE, Ill., Jan. 28, 2009 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced earnings for the year ended December 31, 2008 of $6.7 million, and diluted earnings per share for common shareholders of $1.06, compared to earnings of $5.8 million or $1.02 in diluted earnings per share for 2007. These results reflect an increase in earnings of $932 thousand over 2007, or 16%, and an increase in diluted earnings per share of $0.04.

For the fourth quarter of 2008, the Company reported breakeven earnings with a slight net loss of $55 thousand which translated into diluted earnings per share after preferred stock dividends of ($0.11). This was a decrease from the same quarter last year when the Company's earnings totaled $1.6 million and diluted earnings per share of $0.29. Earnings for the fourth quarter of 2008 were significantly impacted by additional loan/lease loss provisions as the Company increased its qualitative reserves due to the continued uncertainty in the national economy and made increased provisions regarding two specific commercial credits.

During the third quarter, the Company's wholly owned subsidiary, Quad City Bancard, Inc., sold its merchant credit card acquiring business. The resulting gain on sale, net of taxes and related expenses, was approximately $3.0 million and $0.65 per share, which was a significant contributor to 2008 earnings. The current and comparative financial results associated with the merchant credit card acquiring business have been reflected as discontinued operations within the accompanying tables as appropriate.

On December 31, 2008, the Company finalized the sale of its Milwaukee subsidiary, First Wisconsin Bank & Trust, for approximately $13.7 million which resulted in a gain, net of taxes and related expenses, of approximately $400 thousand and $0.08 per share. The current and comparative financial results associated with First Wisconsin Bank & Trust have also been reflected as discontinued operations within the accompanying tables as appropriate.

The Company's earnings from continuing operations were $5.0 million and $6.5 million for the years ended December 31, 2008 and 2007, respectively. Diluted earnings per share from continuing operations decreased from $1.18 to $0.69. The reduction in 2008 earnings from continuing operations was due to the significant increase in provision for loan/leases losses of $6.9 million. Helping to offset this increased provision expense was a dramatic increase in net interest income of $9.9 million, or 28%, from $35.0 million for the year ending December 31, 2007 to $44.9 million for the year ending December 31, 2008. Additionally, net interest margin improved significantly as it increased a total of 40 basis points from 2.92% to 3.32%.

"We are pleased with the sustained improvement in our net interest margin," stated Douglas M. Hultquist, President and CEO. "With the unprecedented and continued volatility in the interest rate environment, the pressure on margin has been experienced across our industry. Our management teams and talented bankers have worked very hard to successfully grow and strengthen our balance sheets and customer base to drive improved margins and growth in net interest income."

Mr. Hultquist added, "Despite the economic recession and its impact on our provision expense, we were able to achieve solid core earnings for the year. Earnings from continuing operations before provision and taxes totaled $15.9 million for 2008, which was an increase of $4.2 million, or 36%, from $11.7 million for 2007. This continued success in core earnings is a direct result of our bankers' strong focus on customer relationships."

During 2008, the Company's total assets increased nearly 9%, or $129.1 million, to $1.61 billion from $1.48 billion at December 31, 2007. During this same period, loans/leases increased at a rate of 15%, or $157.7 million, to $1.21 billion from $1.06 billion at December 31, 2007. Total deposits increased by $175.0 million to $1.06 billion at December 31, 2008 from $884.0 million at December 31, 2007, or 20%. Short-term and other borrowings totaled $431.8 million as of December 31, 2008, which was an increase of $9.0 million from $422.8 million as of December 31, 2007. Stockholders' equity increased $4.6 million to $90.6 million as of December 31, 2008, as compared to $86.1 million at December 31, 2007.

"We are pleased with the continued growth in market share that we've experienced in the Quad Cities, Cedar Rapids, and Rockford communities," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Strategic employee additions and enhancement in our systems over the years have helped to support this growth." He continued, "A concerted effort by our talented employees to continue to perform on our relationship-based banking model has been a key to our success."

Mr. Gipple added, "The Company, and all three subsidiary banks, continue to be well capitalized as of December 31, 2008 and we have adequate access to liquidity. While many banks experienced losses and reductions in their regulatory capital during 2008, we were profitable and actually added nearly $5 million, or 5%, to our stockholders' equity. Recently, we applied for and received preliminary approval for an investment of up to $38.24 million in capital under the Treasury Capital Purchase Program. We anticipate funding in mid-February pending shareholder approval. While our current capital position remains strong, given the uncertainty that our entire country faces over the severity and duration of the current economic recession, we believe it is prudent to maintain higher levels of capital during these challenging times. Our board of directors has concluded that the additional capital that can be raised through Treasury's capital program is cost effective and will be beneficial to our Company, as well as our clients, stockholders, and employees. Consistent with the intent of the Treasury Capital Purchase Program, we believe the additional capital will enhance our capacity to support the communities we serve through additional lending opportunities."

Nonperforming assets at December 31, 2008 were $23.8 million, which was an increase of $10.2 million from $13.6 million at September 30, 2008, resulting in an increase in the level of non-performing assets at the end of the fourth quarter to 1.48% of total assets, as compared to 0.83% of total assets at September 30, 2008. Of this increase, $9.2 million was attributable to two specific commercial credits. Management has thoroughly reviewed these loans and has provided specific reserves as appropriate. The Company's allowance for loan/lease losses to total loans/leases increased to 1.47% at December 31, 2008 from 1.23% at September 30, 2008, and from 1.07% at December 31, 2007. Furthermore, the Company's provision for loan/lease losses totaled $9.2 million for 2008 which was an increase of $6.9 million from 2007.

"The significant increase in provision expense was the primary reason for our reduced earnings from continuing operations year-over-year and quarter-over-quarter," stated Mr. Gipple. "There are three specific factors driving this increase. First, we grew our loan portfolio 15% during 2008. Second, due to the economic recession and the related uncertainty, management increased the qualitative factors impacting the allowance for loan/lease losses as we continue to carefully review these factors to insure the economic risk within our loan portfolio is appropriately quantified and reserved. Throughout the year, we've increased the qualitative factors for the local and national economy as needed. Third, we have experienced some degradation on specific commercial credits within our portfolio that required specific reserves. Maintaining credit quality during this economic downturn is our top priority and management frequently monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses."

2008 results for the Company's primary subsidiaries were as follows:

  * Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $908.6 million at December 31, 2008, which was an increase of $47.9 million from $860.7 million at
    December 31, 2007.  At December 31, 2008, Quad City Bank & Trust
    had net loans/leases of $661.8 million, which was an increase of
    $28.3 million from $633.5 million as of December 31, 2007.  During this same period, deposits increased $65.5 million to $572.6 million.  With this increase in deposits, the bank's reliance on short-term and other borrowings continued to decrease as it moved from $267.1 million as of December 31, 2007 down to $249.1 million as of December 31, 2008.  The bank realized earnings for the year of $8.2 million which is a slight decrease of $346 thousand, or
    4%, from one year ago.

  * Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $468.3 million at December 31, 2008, which was an increase of
    $84.3 million, or 22%, from $384.0 million at December 31, 2007.
    At December 31, 2008, Cedar Rapids Bank & Trust had net loans of
    $349.6 million, which was an increase of $63.5 million, or 22%, from December 31, 2007; while deposits of $309.8 million reflected an increase of $50.8 million, or 20%, for the year.  Short-term and other borrowings were $116.8 million as of December 31, 2008, which was an increase of $25.1 million from $91.7 million as of
    December 31, 2007.  The bank realized earnings for 2008 of $3.1 million for an improvement of approximately $728 thousand, or nearly 31%, from one year ago.

  * Rockford Bank & Trust, which opened in 2005, had total assets of
    $228.0 million at December 31, 2008, which was an increase of
    $70.2 million, or 44%, from December 31, 2007.  At December 31,
    2008, Rockford Bank & Trust had net loans of $187.9 million and deposits of $180.2 million, which represent increases from
    December 31, 2007 of 46% and 50%, respectively.  The bank realized after-tax net losses for 2008 in the amount of $1.6 million, which was an increase of $757 thousand from the losses of $850 thousand for the same period in 2007.  The 2008 loss was dramatically impacted by a large provision made on a single commercial credit in the fourth quarter.  Rockford Bank & Trust continued to make significant progress in reaching break-even, as the bank had positive net income before provision expense and taxes of $520 thousand for 2008 as compared to a $614 thousand net loss before provision expense and taxes for 2007.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                             QCR HOLDINGS, INC.
                     CONSOLIDATED FINANCIAL HIGHLIGHTS
                                (Unaudited)

                                                  As of
                                 ---------------------------------------
                                 December 31, September 30, December 31,
                                    2008          2008         2007
                                 ------------ ------------- ------------
 (dollars in thousands,
  except share data)

 SELECTED BALANCE SHEET DATA *
 Total assets                     $ 1,605,629  $ 1,641,416  $ 1,476,564
 Securities                       $   256,076  $   231,973  $   220,557
 Total loans/leases               $ 1,214,690  $ 1,177,748  $ 1,056,988
 Allowance for estimated
  loan/lease losses               $    17,809  $    14,496  $    11,315
 Assets related to discontinued
  operations, held for sale       $         -  $   106,332  $    68,223
 Total deposits                   $ 1,058,959  $   980,400  $   884,005
 Liabilities related to
  discontinued operations, held
  for sale                        $         -  $    94,789  $    59,062
 Total stockholders' equity       $    90,637  $    89,438  $    86,066
 Common stockholders' equity      $    70,485  $    69,286  $    65,908
 Common shares outstanding          4,509,637    4,625,088    4,597,744
 Book value per common share      $     15.63  $     14.98  $     14.33
 Closing stock price              $     10.00  $     13.30  $     14.25
 Market capitalization            $    45,096  $    61,514  $    65,518
 Market price/book value               63.98%       88.78%       99.41%
 Full time equivalent employees           345          349          326
 Tier 1 leverage capital ratio          7.10%        7.08%        7.40%

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported.
 Immediately prior to the sale, First Wisconsin Bank & Trust had total assets of $122.9 million, gross loans of $80.2 million, deposits of
 $98.0 million, and 24 full-time equivalent employees. These amounts and the accompanying 2008 income statement results have been removed from all financial schedules.

                           QCR HOLDINGS, INC
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                                  As of
                               ---------------------------------------
                                December 31, September 30, December 31,
                                  2008           2008         2007
                               ------------   -----------  -----------
 (dollars in thousands)

 ANALYSIS OF LOAN DATA *
 Nonaccrual loans/leases         $   19,711    $    9,443   $    6,488
 Accruing loans/leases past due
  90 days or more                       222         2,218          500
 Other real estate owned              3,857         1,960          496
                               ------------   -----------  -----------
 Total nonperforming assets      $   23,790    $   13,621   $    7,484

 Net charge-offs (calendar
  year-to-date)                  $    2,728    $    1,186   $    1,452

 Loan/lease mix:
   Commercial loans              $  438,425    $  475,439   $  353,424
   Commercial real estate loans     529,087       465,002      472,284
   Direct financing leases           79,408        72,910       68,732
   Residential real estate loans     79,229        78,875       83,328
   Installment and other
    consumer loans                   88,541        85,522       79,220
                               ------------   -----------  -----------
 Total loans/leases              $1,214,690    $1,177,748   $1,056,988

 ANALYSIS OF DEPOSIT DATA *
 Deposit mix:
   Noninterest-bearing           $  161,126    $  143,071   $  160,533
   Interest-bearing                 897,833       837,329      723,472
                               ------------   -----------  -----------
 Total deposits                  $1,058,959    $  980,400   $  884,005

 Interest-bearing deposit mix:
   Nonmaturity deposits          $  387,746    $  331,009   $  334,018
   Certificates of deposit          386,097      404,773      341,581
   Brokered certificates of
    deposit                         123,990       101,547       47,873
                               ------------   -----------  -----------
 Total interest-bearing
  deposits                       $  897,833    $  837,329   $  723,472

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported

                             QCR HOLDINGS, INC.
                     CONSOLIDATED FINANCIAL HIGHLIGHTS
                                (Unaudited)

                                         For the Quarter Ended
                                --------------------------------------
                                December 31, September 30, December 31,
                                     2008         2008         2007
                                ------------ ------------  -----------
 (dollars in thousands,
  except per share data)

 SELECTED INCOME STATEMENT DATA *
 Interest income                 $    21,664  $    21,541  $    21,611
 Interest expense                      9,790        9,800       12,274
                                 -----------  -----------  -----------
 Net interest income                  11,874       11,741        9,337
 Provision for loan/lease
  losses                               4,728        2,154          252
                                 -----------  -----------  -----------
 Net interest income after
  provision for loan/lease
  losses                               7,146        9,587        9,085
 Noninterest income                    3,231        3,311        3,097
 Noninterest expense                  11,201       10,577        9,387
                                 -----------  -----------  -----------
 Income from continuing
  operations before taxes and
  minority interest                     (824)       2,321        2,795
 Minority interest in income of
  consolidated subsidiary                (74)          93          137
 Income tax expense (benefit)
  from continuing operations            (419)         613          863
                                 -----------  -----------  -----------
 Income (loss) from continuing
  operations                     $      (331)  $    1,615  $     1,795

 Discontinued operations:
  Gain on sale of merchant
   credit card acquiring business         --        4,645           --
  Operating income from merchant
   credit card acquiring business         --          119          104
  Gain on sale of First Wisconsin
   Bank & Trust                          495           --           --
  Operating loss from First
   Wisconsin Bank & Trust               (131)        (582)        (447)
                                 -----------  ----------   -----------
  Income (loss) from discontinued
   operations before taxes               364        4,182         (343)
  Income tax expense (benefit)
   from discontinued operations           88        1,492         (158)
                                 -----------  -----------  -----------
 Income (loss) from discontinued
  operations                     $       276  $     2,690  $      (185)

 Net income                      $       (55) $     4,305  $     1,610

 Preferred stock dividends               446          446          268
                                 -----------  -----------  -----------
 Net income available to common
  stockholders                   $      (501) $     3,859  $     1,342

 Earnings per share from
  continuing operations:
  Basic                          $     (0.17) $      0.25  $      0.33
  Diluted                        $     (0.17) $      0.25  $      0.33

 Earnings per share from
  discontinued operations:
  Basic                          $      0.06  $      0.58  $     (0.04)
  Diluted                        $      0.06  $      0.58  $     (0.04)

 Earnings per share:
  Basic                          $     (0.11) $      0.83  $      0.29
  Diluted                        $     (0.11) $      0.83  $      0.29

 Earnings per common share
  (basic) LTM **                 $      1.07  $      1.47  $      1.03

 AVERAGE BALANCES *
 Assets                          $ 1,571,570  $ 1,600,218  $ 1,426,079
 Deposits                        $ 1,015,873  $ 1,008,107  $   877,523
 Loans/leases                    $ 1,179,925  $ 1,219,876  $ 1,024,669
 Total stockholders' equity      $    91,024  $    88,904  $    79,782
 Common stockholders' equity     $    70,872  $    68,752  $    66,592

 KEY RATIOS *
 Return on average assets
  (annualized)                        -0.01%        1.08%        0.45%
 Return on average common equity
  (annualized)                        -0.31%       25.05%        9.67%
 Price earnings ratio LTM **            9.35x        9.05x       13.83x
 Net interest margin (TEY)             3.34%        3.40%        3.02%
 Nonperforming assets / total
  assets                               1.48%        0.83%        0.51%
 Net charge-offs / average
  loans/leases                         0.13%        0.06%        0.14%
 Allowance / total loans/leases        1.47%        1.23%        1.07%
 Efficiency ratio                     74.15%       70.27%       75.49%

                                                 For the Year Ended
                                             -------------------------
                                             December 31,  December 31,
                                                  2008         2007
                                             ------------  -----------
 (dollars in thousands, except
  per share data)

 SELECTED INCOME STATEMENT DATA *
 Interest income                              $    85,467  $    83,140
 Interest expense                                  40,524       48,139
                                              -----------  -----------
 Net interest income                               44,943       35,001
 Provision for loan/lease losses                    9,221        2,336
                                              -----------  -----------
 Net interest income after provision
  for loan/lease losses                            35,722       32,665
 Noninterest income                                13,611       12,850
 Noninterest expense                               42,334       35,734
                                              -----------  -----------
 Income from continuing operations
  before taxes and minority inter                   6,999        9,781
 Minority interest in income of
  consolidated subsidiary                             288          388
 Income tax expense (benefit)
  from continuing operations                        1,736        2,893
                                              -----------  -----------
 Income (loss) from continuing operations     $     4,975  $     6,500

 Discontinued operations:
  Gain on sale of merchant credit card
   acquiring business                               4,645           --
  Operating income from merchant credit
   card acquiring business                            361          409
  Gain on sale of First Wisconsin Bank &
   Trust                                              495           --
  Operating loss from First Wisconsin Bank &
   Trust                                           (2,921)      (1,630)
                                              -----------  -----------
  Income (loss) from discontinued operations
   before taxes                                     2,580       (1,221)
  Income tax expense (benefit) from
   discontinued operations                            846         (498)
                                              -----------  -----------
 Income (loss) from discontinued operations   $     1,734  $      (723)

 Net income                                   $     6,709  $     5,777

 Preferred stock dividends                          1,785        1,072
                                              -----------  -----------
 Net income available to common stockholders  $     4,924  $     4,705

 Earnings per share from continuing
  operations:
  Basic                                       $ 0.69       $      1.18
  Diluted                                     $ 0.69       $      1.18

 Earnings per share from discontinued
  operations:
  Basic                                       $ 0.38       $     (0.16)
  Diluted                                     $ 0.37       $     (0.16)

 Earnings per share:
  Basic                                       $ 1.07       $      1.03
  Diluted                                     $ 1.06       $      1.02

 Earnings per common share (basic) LTM **

 AVERAGE BALANCES *
 Assets                                       $ 1,552,747  $ 1,351,482
 Deposits                                     $   936,354  $   866,660
 Loans/leases                                 $ 1,124,255  $ 1,001,633
 Total stockholders' equity                   $    87,952  $    75,018
 Common stockholders' equity                  $    67,800  $    62,064

 KEY RATIOS *
 Return on average assets (annualized)              0.43%        0.43%
 Return on average common equity (annualized)       9.90%        9.31%
 Price earnings ratio LTM **                         9.35x       13.83x
 Net interest margin (TEY)                          3.32%        2.92%
 Nonperforming assets / total assets                1.48%        0.51%
 Net charge-offs / average loans/leases             0.24%        0.14%
 Allowance / total loans/leases                     1.47%        1.07%
 Efficiency ratio                                  72.30%       74.68%

       * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported
      ** LTM: Last twelve months

                        QCR HOLDINGS, INC
                CONSOLIDATED FINANCIAL HIGHLIGHTS
                           (Unaudited)

                                        For the Quarter Ended
                                --------------------------------------
                                 December 31, September 30, December 31,
                                   2008           2008          2007
                                ------------  -----------  -----------
 (dollars in thousands, except
  share data)

 ANALYSIS OF NONINTEREST INCOME *
 Credit card fees, net of
  processing costs               $       252  $       229  $       237
 Trust department fees                   784          781          889
 Deposit service fees                    815          816          688
 Gain on sales of loans, net             205          201          254
 Gains on sales of securities            200           --           --
 Gains on sale of foreclosed
  assets                                 328           61           --
 Gains on sales of other assets           14           --           --
 Earnings on cash surrender
  value of life insurance                230          241          204
 Investment advisory and
  management fees                        408          481          442
 Other                                    (5)         501          383
                                ------------  -----------  -----------
    Total noninterest income     $     3,231  $     3,311  $     3,097

 ANALYSIS OF NONINTEREST EXPENSE *
 Salaries and employee benefits  $     6,823  $     6,467  $     5,862
 Professional and data
  processing fees                      1,391        1,143          955
 Advertising and marketing               316          386          346
 Occupancy and equipment expense       1,300        1,326        1,194
 Stationery and supplies                 149          117          132
 Postage and telephone                   239          223          233
 Bank service charges                    129          160          146
  FDIC and Other Insurance               346          338          299
 (Gains) losses on disposal of
  fixed assets                            --           --          (16)
 Other                                   508          417          236
                                ------------  -----------  -----------
    Total noninterest expenses   $    11,201  $    10,577  $     9,387

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)     4,630,253    4,624,056    4,596,788
 Incremental shares from assumed
  conversion:
     Options and Employee Stock
       Purchase Plan                  16,847       22,443       11,239
                                ------------  -----------  -----------
 Adjusted weighted average
  shares (b)                       4,647,100    4,646,499    4,608,027

                                               For the Year Ended
                                            --------------------------
                                            December 31,   December 31,
                                               2008           2007
                                            -----------    -----------
 (dollars in thousands, except share data)

 ANALYSIS OF NONINTEREST INCOME *
 Credit card fees, net of processing costs   $      988     $      747
 Trust department fees                            3,334          3,672
 Deposit service fees                             3,135          2,607
 Gain on sales of loans, net                      1,069          1,220
 Gains on sales of securities                       200             --
 Gains on sale of foreclosed assets                 394              1
 Gains on sales of other assets                      14            436
 Earnings on cash surrender value of life
  insurance                                       1,017            846
 Investment advisory and management fees          1,975          1,576
 Other                                            1,485          1,745
                                            -----------     ----------
    Total noninterest income                 $   13,611     $   12,850

 ANALYSIS OF NONINTEREST EXPENSE *
 Salaries and employee benefits              $   26,124     $   21,977
 Professional and data processing fees            4,801          3,469
 Advertising and marketing                        1,297          1,116
 Occupancy and equipment expense                  5,091          4,717
 Stationery and supplies                            519            513
 Postage and telephone                              933            936
 Bank service charges                               560            565
 FDIC and Other Insurance                         1,317            996
 (Gains) losses on disposal of fixed assets          --            223
 Other                                            1,692          1,222
                                            -----------    -----------
    Total noninterest expenses               $   42,334     $   35,734

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)                4,617,057      4,581,919
 Incremental shares from assumed conversion:
     Options and Employee Stock Purchase Plan    17,480         17,649
                                            -----------    -----------
 Adjusted weighted average shares (b)         4,634,537      4,599,568

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported
   (a) Denominator for Basic Earnings Per Share
   (b) Denominator for Diluted Earnings Per Share

CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President, Chief Operating
           Officer, Chief Financial Officer
          309.743.7745